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                                                                    EXHIBIT 12.1

                                  Exhibit 12.1

         Statement of Computation of Ratio of Earnings to Fixed Charges

                                                                                  Plains All American Pipeline
                                                 -----------------------------------------------------------------------------------
                            Predecessor                                Historical                               Pro Forma(2)
                      -------------------------  -------------------------------------------------------- --------------------------
                                                                                                           Adjusted     Adjusted
                                                                                                Nine         Year      Nine Months
                       Year Ended   January 1 to  November 23 to         Year Ended         Months Ended    Ended         Ended
                      December 31,  November 22,  December 31,          December 31,        September 30, December 31, September 30,
                      ------------  -----------   ----------- ----------------------------- ------------  ------------ -------------
                         1997           1998         1998        1999       2000      2001       2002          2001        2002
                      ------------ ------------   ----------  ---------   --------  -------  -----------  ------------ -------------
EARNINGS
 Income from
  Continuing
  Operations               3,408         6,888        1,777    (101,815)    92,649    43,671       47,549      39,345      41,079
 Add:  Fixed Charges       4,635        11,949        1,496      25,974     33,283    34,409       25,264      38,735      31,734
 Subtract:
  Capitalized Interest         -             -            -           -          -      (153)        (640)       (153)       (640)
                       ---------  ------------   ----------   ---------   --------  --------   ----------   ---------   ---------

    Total Earnings         8,043        18,837        3,273     (75,841)   125,932    77,927       72,173      77,927      72,173
                       =========  ============   ==========   =========   ========  ========   ==========   =========   =========

FIXED CHARGES

  Interest Expensed
   and Capitalized         4,516        11,260        1,371      21,139     28,691    29,235       20,815      33,261      27,035
  Amortization of
   Debt Expense                -           568          114       2,201      2,051     2,667        2,532       2,967       2,782
  Rental Interest
   Factor                    119           121           11       2,634      2,541     2,507        1,917       2,507       1,917
                       ---------  ------------   ----------   ---------   --------  --------   ----------   ---------   ---------

    Total Fixed
     Charges               4,635        11,949        1,496      25,974     33,283    34,409       25,264      38,735      31,734
                       =========  ============   ==========   =========    =======  ========   ==========   =========   =========

RATIO:  EARNINGS/FIXED
 CHARGES (1)                1.74x         1.58x        2.19x          -       3.78x     2.26x        2.86x       2.01x       2.27x
                       =========  ============  ===========   =========    =======  ========   ==========   =========   =========

(1) In 1999 available earnings failed to cover fixed charges by $101.8 million. Included in earnings for 1999 was $166.4 million in unauthorized trading losses, a $16.5 million gain on the sale of linefill and restructuring expenses of $1.4 million. If these events had not occurred, the ratio of earnings to fixed charges would have been 2.91x. Income from continuing operations before extraordinary items used to calculate the ratio of earnings to fixed charges for the year ended December 31, 2000, includes a gain on sale of assets of $48.2 million. If this event had not occurred, the ratio of earnings to fixed charges would have been 2.34x.

(2)  Pro forma to give effect to this notes offering.